Exhibit 10.40

Plains All American GP LLC

December 18, 2001

Mr. John P. von Berg

14131 Hays

Houston, TX  77069

Dear John:

                Pursuant to our discussions, the following shall set forth the employment agreement between Plains All American GP LLC (the “Company”) and John P. von Berg (“Employee”):

1.             The position will be Director, Trading.  Employee’s activities will be part of a Business Unit with one or more other employees of the Company.

2.             Compensation will include:

a.                                       a monthly salary of $16,667.00 which will be payable semi-monthly, with salary review from time to time consistent with Company’s compensation practices,

b.                                      your allocated share of a fiscal quarterly bonus pool (QBP).  The QBP will be equal to 4% of your Business Unit’s Gross Margin (as hereinafter defined).  In the event that there is a loss in any quarter, such amount shall be recouped before earnings in a subsequent quarter are eligible for participation in the QBP.  Employee and the Senior Vice President will determine the allocation of percentages of the QBP among the employees in the Business Unit.

For purposes of this agreement, Gross Margin shall mean the earnings (directly generated by your Business Unit only) before FASB 133 adjustments, income taxes, depreciation and amortization less:

(i)	all overhead attributable to the Business Unit,
(ii)	interest costs (net of interest income) and other direct costs incurred through borrowings for inventory or fees for letters of credits associated with Business Unit transactions, and
(iii)	brokerage commissions, consultant or professional services fees or other similar charges.

c.                                       participation in the discretionary annual bonus pool.  The amount, if any, of the annual bonus pool and the amount therefrom allocable to Employee shall be in the sole discretion of the Senior Vice President and President.

3.                                       Employee shall receive:

a.                                       12,500 Restricted Units of Plains All American Pipeline, L.P. under the Company’s 1998 Long-Term Incentive Plan, to vest 90 days after conversion of subordinated units into common units and subject to further vesting criteria as follows:

Vesting Distribution Level #1	25.0%	(Individual Target $2MM First year Business Unit Gross Margin)
Vesting Distribution Level #2	25.0%	$2.10
Vesting Distribution Level #3	25.0%	$2.30
Vesting Distribution Level #4	25.0%	$2.50
	100.0%

b.                                      12,500 Performance Options to purchase existing Subordinated Units in accordance with, and subject to the vesting criteria described in, the Consent of Sole Member of the Company dated as of June 7, 2001 with vesting criteria as follows:

Vesting Distribution Level #1	25.0%	$2.10
Vesting Distribution Level #2	25.0%	$2.30
Vesting Distribution Level #3	25.0%	$2.50
Vesting Distribution Level #4	25.0%	$2.70
	100.0%

The initial strike price will be $22.00 per unit.  This strike price will be reduced by an amount equal to 80% of the actual distributions made on such units.  The life of the option will be 10 years and vesting of the options will be tied to unit performance as measured by the annualized distribution level set forth in the table above.

c.                                       The opportunity, but not the obligation to purchase, within 60 days from Employee’s first day of employment, but in no event later than March 1, 2002 an interest in PAA Management LLC (“LLC”) and a limited partner interest in PAA Management, L.P. (“LP”), for a purchase price of $150,000.00; provided that Employee agrees to and does execute the documents required to consummate this investment.  If the interests are acquired from existing owners, the interests will be a 5% membership interest in LLC and a 4.95% interest in LP.  If new interests are issued, the interests in the LLC and LP will be proportionately reduced.

4.             Monthly expense reimbursements will include reasonable and legitimate business travel and entertainment expenses including membership at one country club or athletic club.

5.             Other benefits will include:  (i) four weeks paid vacation, (ii) up to 10 days sick leave with pay, (iii) participation in the Company’s 401(K) Plan and (iv) participation in the Company’s insurance benefit program which is currently comprised of the benefits set forth on Exhibit A.

6.             (a)           If the Company causes this agreement to terminate for any reason except gross negligence or willful misconduct of Employee, Employee’s monthly base salary will be continued for a period that is the greater of (a) if more than twelve months remain in the unexpired portion of the initial term, the remainder of the initial term of this agreement as provided in paragraph 8 or (b) if less than twelve months remain in the unexpired portion of the initial term or any successive term of this agreement, twelve months.  Employee will be reimbursed for up to six months of COBRA insurance.  Upon payment of such amounts, the Company shall not have any further salary obligation to Employee.

(b)           In the event Employee causes this agreement to terminate for reasons other than as set forth in paragraph 6(c), the Company shall not have any further obligation to Employee under paragraphs 2 and 3 of this agreement or for severance (and the obligations under paragraph under paragraph 6(a) will not apply).

(c)           Unless otherwise agreed by the Company and Employee, in the event there is a material change in circumstances of the employment of Employee whereby either (1) the Company’s home office is relocated to a new location, or the Employee’s place of employment is relocated, outside of a 50 mile radius from 333 Clay Street, Houston, Texas, or (2) the Company institutes a reduction in Employee’s base salary, or (3) there is a material reduction in Employee’s responsibilities, or (4) the Company eliminates the oil trading function or merchant activities of the Company; then in each such case the obligations of the Company under paragraph 6(a) shall apply.

7.             Contemporaneous with the execution of this agreement, Employee and the Company shall execute a Confidential Information and Non-Solicitation Agreement (the “Confidentiality Agreement”) substantially in the form of Exhibit “B” attached hereto.  The rights and obligations set forth in the Confidentiality Agreement shall survive the termination of this agreement, even if this agreement is terminated pursuant to the terms of paragraph 6 above, or paragraph 8, below.

8.             Unless terminated earlier pursuant to the provisions of paragraph 6 above, this agreement shall

(i)            have an initial term of twenty four months beginning January 31, 2002 (or as soon as Employee can commence his employment at the discretion of Employee) and

(ii)           Shall thereafter automatically be extended and continue for up to three successive terms of one year each, provided that during the twelve month period immediately prior to each such successive term, Employee’s Business Unit shall have generated Gross Margin of not less than $2,000,000.00 with Employee’s active full time services.

The Company may terminate this agreement prior to the end of the initial term or any successive term in the event of gross negligence or willful misconduct by the Employee, in which case Paragraph 6(a) shall not apply.

9.             Upon termination of this agreement for any reason, Employee shall promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Company.  Employee shall also furnish to Company all work in progress or portions thereof, including all incomplete work.

10.           Employee represents that (i) execution of this agreement will not violate the terms of any agreement to which Employee is currently bound, and (ii) Employee is not subject to an existing confidentiality, non-compete or similar type agreement that would prevent, limit or otherwise encumber Employee’s ability to purchase crude oil on behalf of the Company.

11.           By accepting this offer, Employee agrees that he shall at all times:

(i)	adhere to the Company’s Trading and Risk Management Policies and Procedures,
(ii)	adhere to the standard of integrity, ethics, conflicts of interest, compliance with statutory law and regulations and other applicable standards of personal conduct while employed by the Company, and
(iii)	not misrepresent nor conceal information regarding transactions from senior management or any person responsible for the accurate recording and reporting of each transaction.

If the foregoing meets with your understanding of our agreement, please execute, date and return one original agreement for our files.

Very truly yours,

PLAINS ALL AMERICAN GP LLC

/s/ George R. Coiner
George R. Coiner
Senior Vice President

Agreed to and accepted
this 15th day of January 2002.

/s/ John von Berg
John von Berg